News Release
EXHIBIT 99.1

SM ENERGY APPOINTS BETH MCDONALD AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

DENVER, CO September 9, 2024 - SM Energy Company (NYSE: SM) today announced that it has appointed Beth McDonald as its Executive Vice President and Chief Operating Officer, effective as of September 9, 2024.
President and Chief Executive Officer Herb Vogel comments: "We are delighted to welcome Beth to our executive team. She is an experienced and respected leader in our industry. Her breadth of experience at Pioneer, including leadership roles in engineering, planning and marketing that spanned both the Permian Basin and Eagle Ford, make her an ideal addition to our team. I look forward to working with Beth to continue our success in Texas and to apply our strengths as a technical leader to our new Utah assets."
Ms. McDonald most recently served as Executive Vice President – Strategic Planning, Field Development and Marketing for Pioneer Natural Resources Company. For approximately the last twenty years, Ms. McDonald worked in roles of increasing responsibility at Pioneer, holding leadership positions focusing on both the Permian Basin and South Texas. Prior to joining Pioneer, Beth held various engineering roles at Hess Corporation and Total E&P USA. Ms. McDonald earned a Bachelor of Science in Petroleum Engineering from Texas A&M University.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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